Exhibit 99.1

Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000

ICR Inc.
Katie Turner
Hunter Wells
(646) 277-1228

Primo Water Announces First Quarter Financial Results

Sales and Adjusted EBITDA Exceed Company Guidance

Provides Outlook for the Second Quarter and

Raises Full Year Outlook for Fiscal 2016

WINSTON-SALEM, N.C., May 3, 2016 -- Primo Water Corporation (Nasdaq: PRMW), a leading provider of multi-gallon purified bottled water, self-service refill water and water dispensers, today announced financial results for the first quarter ended March 31, 2016.

First Quarter Business Highlights:

•	Net sales increased 10.6% to $32.3 million

•	Water segment net sales increased 8.3% to $22.4 million driven by increases of 11.9% and 5.2% in the U.S. Exchange and U.S. Refill businesses, respectively

•	Dispenser net sales increased 15.9% to $9.9 million, driven by a 22.0% increase in sell-thru to consumers to 146,000 units

•	Consolidated gross margin increased 270 basis points to 28.9% as a result of margin expansion in both the Water and Dispenser segments

•	Adjusted EBITDA increased 34.3% to $4.9 million

•	GAAP diluted earnings of $0.04 per share compared to a loss of $(0.01) per share

•	Pro forma adjusted diluted earnings from continuing operations of $0.07 per share up from earnings of $0.02 per share

(All comparisons above are with respect to the first quarter of 2015)

“We are pleased with our strong start to 2016,” commented Billy D. Prim, Primo Water’s Chief Executive Officer. “We experienced an acceleration of growth in consumer purchases of dispensers, which we believe will drive continued strong demand for our water. Additionally, we continued to operate the business with solid margin expansion that propelled our financial performance resulting in both net sales and adjusted EBITDA above our expectations for the first quarter. Going forward, we remain intently focused on the execution of our strategic plan to further grow our business and enhance long-term shareholder value.”

First Quarter Results

Net sales increased 10.6% to $32.3 million from $29.2 million in the prior year quarter, driven by increase in both Water and Dispenser segment net sales.

Water segment net sales increased 8.3% to $22.4 million from $20.7 million in the prior year quarter.  The increase in Water net sales was primarily due to increases of 11.9% and 5.2% in the U.S. Exchange and U.S. Refill businesses, respectively. U.S. Exchange was driven by same-store unit growth of 9.3% compared to the prior year quarter.  Dispenser segment net sales increased 15.9% to $9.9 million from $8.5 million in the prior year quarter, primarily due to the high level of shipments to retailers in the quarter as a result of the timing of inventory replenishments and the 22.0% increase in dispenser sell-thru to consumers to 146,000 units.

Gross margin percentage increased to 28.9% from 26.2% in the prior year quarter due to improved supply chain costs in both the Water and Dispenser segments.  Selling, general and administrative (“SG&A”) expenses increased to $5.0 million from $4.7 million in the prior year quarter.  As a percentage of net sales, SG&A decreased to 15.6% for the three months ended March 31, 2016 from 16.0% in the prior year quarter.

Adjusted EBITDA increased 34.3% to $4.9 million from $3.7 million in the prior year quarter, driven by the increase in net sales and margin expansion.  The U.S. GAAP net income increased to $1.0 million, or $0.04 per diluted share, from a loss of $(0.2) million, or $(0.01) per diluted share, in the prior year quarter. Pro forma adjusted earnings from continuing operations was $2.0 million, or $0.07 per diluted share, up from $0.5 million, or $0.02 per diluted share, in the prior year quarter.

Outlook

The Company raised its full year 2016 outlook for net sales to $132.2 to $134.2 million and adjusted EBITDA to $21.5 to $22.3 million.

The Company expects second quarter 2016 net sales of $33.3 to $34.3 million and adjusted EBITDA of $5.5 to $5.9 million.

Conference Call and Webcast

The Company will host a conference call to discuss these matters at 4:30 p.m. ET today, May 3, 2016.  Participants from the Company will be Billy D. Prim, Chief Executive Officer, Matt Sheehan, President and Chief Operating Officer, and Mark Castaneda, Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Primo Water's website at www.primowater.com, and will be archived online through May 17, 2016.  In addition, listeners may dial (866) 712-2329 in North America, and international listeners may dial (253) 237-1244.

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) is a leading provider of multi-gallon purified bottled water, self-service refill water and water dispensers sold through major retailers throughout the United States and Canada. Learn more about Primo Water at www.primowater.com.

Forward-Looking Statements
Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. These statements include the Company’s financial guidance and the expectation that its momentum will create further growth opportunities in the exchange and refill businesses.  These statements can otherwise be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated herein. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, adverse changes in the Company's relationships with its independent bottlers, distributors and suppliers, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of and demand for the Company's products and services, the entry of a competitor with greater resources into the marketplace, competition and other business conditions in the water and water dispenser industries in general, the Company’s experiencing product liability, product recall or higher than anticipated rates of sales returns associated with product quality or safety issues, the loss of key Company personnel, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings within the anticipated timeframe or at all, the Company’s inability to comply with its covenants in its credit facility, significant liabilities or costs associated with litigation or other legal proceedings, as well as other risks described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 9, 2016 and its subsequent filings under the Securities Exchange Act of 1934. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases or as otherwise required by applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

To supplement its financial statements, the Company provides investors with information related to adjusted EBITDA and pro forma net income from continuing operations, which are not financial measures calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  Adjusted EBITDA is calculated as income (loss) from continuing operations before depreciation and amortization; interest expense; non-cash, stock-based compensation expense; non-recurring costs; and loss on disposal and impairment of property and equipment and other.   Pro forma net income (loss) from continuing operations is defined as income (loss) from continuing operations less non-cash stock-based compensation expense, non-recurring costs and loss on disposal and impairment of property and equipment.   The Company believes these non-U.S. GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Management uses these non-U.S. GAAP financial measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes.  These non-U.S. GAAP financial measures are also presented to the Company’s board of directors and adjusted EBITDA is used in its credit agreements.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  These non-U.S. GAAP measures exclude significant expenses that are required by U.S. GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

FINANCIAL TABLES TO FOLLOW

Primo Water Corporation
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Net sales	$32,296	$29,213
Operating costs and expenses:
Cost of sales	22,947	21,557
Selling, general and administrative expenses	5,028	4,665
Non-recurring costs	207	22
Depreciation and amortization	2,408	2,585
Loss on disposal of property and equipment	193	64
Total operating costs and expenses	30,783	28,893
Income from operations	1,513	320
Interest expense, net	471	519
Income (loss) from continuing operations	1,042	(199)
Loss from discontinued operations	(11)	(38)
Net income (loss)	$1,031	$(237)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.04	$(0.01)
Loss from discontinued operations	(0.00)	(0.00)
Net income (loss)	$0.04	$(0.01)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.04	$(0.01)
Loss from discontinued operations	(0.00)	(0.00)
Net income (loss)	$0.04	$(0.01)

Weighted average shares used in computing earnings (loss) per share
Basic	26,462	24,683
Diluted	29,211	24,683

Primo Water Corporation
Segment Information
(Unaudited; in thousands)

	Three Months Ended March 31,
	2016	2015
Segment net sales
Water	$22,378	$20,657
Dispensers	9,918	8,556
Total net sales	$32,296	$29,213

Segment income from operations
Water	7,730	6,428
Dispensers	698	331
Corporate	(4,107)	(3,768)
Non-recurring costs	(207)	(22)
Depreciation and amortization	(2,408)	(2,585)
Loss on disposal of property and equipment	(193)	(64)
	$1,513	$320

Primo Water Corporation
Condensed Consolidated Balance Sheets
(Unaudited; in thousands, except par value data)

	March 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$1,143	$1,826
Accounts receivable, net	14,301	11,098
Inventories	4,882	7,092
Prepaid expenses and other current assets	1,276	529
Total current assets	21,602	20,545

Bottles, net	3,715	3,688
Property and equipment, net	33,391	31,997
Intangible assets, net	8,014	8,074
Other assets	184	183
Total assets	$66,906	$64,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,058	$11,994
Accrued expenses and other current liabilities	2,600	3,748
Current portion of capital leases and notes payable	231	172
Total current liabilities	15,889	15,914

Long-term debt and capital leases, net of current portion and debt issuance costs	21,492	19,903
Liabilities of disposal group, net of current portion, and other long-term liabilities	2,524	2,535
Total liabilities	39,905	38,352

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.001 par value - 70,000 shares authorized, 25,895 and 25,810 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	26	26
Additional paid-in capital	281,126	281,476
Common stock warrants	7,492	7,492
Accumulated deficit	(260,416)	(261,447)
Accumulated other comprehensive loss	(1,227)	(1,412)
Total stockholders’ equity	27,001	26,135
Total liabilities and stockholders’ equity	$66,906	$64,487

Primo Water Corporation
Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$1,031	$(237)
Less: Loss from discontinued operations	(11)	(38)
Income (loss) from continuing operations	1,042	(199)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,408	2,585
Loss on disposal of property and equipment	193	64
Stock-based compensation expense	560	635
Non-cash interest expense	28	28
Realized foreign currency exchange loss and other, net	(161)	195
Changes in operating assets and liabilities:
Accounts receivable	(3,129)	(1,861)
Inventories	2,237	974
Prepaid expenses and other assets	(743)	(284)
Accounts payable	1,031	101
Accrued expenses and other liabilities	(751)	(355)
Net cash provided by operating activities	2,715	1,883

Cash flows from investing activities:
Purchases of property and equipment	(2,938)	(1,474)
Purchases of bottles, net of disposals	(571)	(706)
Proceeds from the sale of property and equipment	3	5
Additions to and acquisitions of intangible assets	(16)	(3)
Net cash used in investing activities	(3,522)	(2,178)

Cash flows from financing activities:
Borrowings under Revolving Credit Facility	8,600	7,500
Payments under Revolving Credit Facility	(7,100)	(6,800)
Note payable and capital lease payments	(74)	(27)
Stock option and employee stock purchase activity, net	(1,351)	27
Debt issuance costs and other	–	(6)
Net cash provided by financing activities	75	694

Cash used in operating activities of discontinued operations	(32)	(56)

Effect of exchange rate changes on cash and cash equivalents	81	(51)
Net increase (decrease) in cash and cash equivalents	(683)	292
Cash and cash equivalents, beginning of year	1,826	495
Cash and cash equivalents, end of period	$1,143	$787

Primo Water Corporation
Non-GAAP EBITDA and Adjusted EBITDA Reconciliation
(Unaudited; in thousands)

	Three Months Ended March 31,
	2016	2015
Income (loss) from continuing operations	$1,042	$(199)
Depreciation and amortization	2,408	2,585
Interest expense, net	471	519
EBITDA	3,921	2,905
Non-cash, stock-based compensation expense	560	635
Non-recurring costs	207	22
Loss on disposal of property and equipment and other	233	102
Adjusted EBITDA	$4,921	$3,664

Primo Water Corporation
Pro Forma Net Income From Continuing Operations Reconciliation
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Income (loss) from continuing operations	$1,042	$(199)
Non-cash, stock-based compensation expense	560	635
Non-recurring costs	207	22
Loss on disposal of property and equipment	193	64
Pro forma net income from continuing operations	$2,002	$522

Pro forma earnings from continuing operations per share:
Basic	$0.08	$0.02
Diluted	$0.07	$0.02

Weighted average shares used in computing pro forma earnings per share:
Basic	26,462	24,683
Diluted	29,211	25,897